Exhibit 5.1

April 14, 2010

The Coast Distribution System, Inc.

350 Woodview Avenue

Morgan Hill, CA 95037

RE:	Registration Statement on Form S-8 for the Registration of Shares of Common Stock
under	the 2008 Equity Incentive Plan of The Coast Distribution System, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by The Coast Distribution System, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 936,833 shares of the Company’s common stock, $.001 par value (“Common Stock”), reserved for issuance under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”). We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 936,833 shares of Common Stock, when issued against full payment therefor in accordance with the respective terms and conditions of the 2008 Plan, will be legally and validly issued, fully paid and nonassessable.

As you are aware, Ben A. Frydman, one of the members of the Company’s Board of Directors, is a shareholder of our firm.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Respectfully submitted,

/s/ Stradling Yocca Carlson & Rauth
STRADLING YOCCA CARLSON & RAUTH